Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Solana Company (formerly known as Helius Medical Technologies, Inc.) of our report dated March 25, 2025, relating to the consolidated financial statements of Solana Company (formerly known as Helius Medical Technologies, Inc.) in the Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

October 17, 2025